AMENDMENT NO. 2 TO employmEnt Agreement

Effective as of March 13, 2018, Steven G. Simonson, M.D. (“Executive”) and Windtree Therapeutics, Inc. (the “Company”) hereby agree to amend the Employment Agreement between them dated as of December 29, 2014 (the “Employment Agreement”) to reflect the revisions set forth herein (“Amendment”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

1.     Section 2 is hereby amended and restated in its entirety to read as follows:

“The term (“Term”) of this Agreement shall commence on the date first above written (the “Start Date”) and shall continue until terminated as provided in Section 7 hereof. Upon the occurrence of a Change of Control during the Term of this Agreement, including any amendments hereto, this Agreement shall automatically be extended until the end of the Effective Period. On the Date of Termination, Executive acknowledges that Executive shall immediately be deemed to have resigned all employment and related job duties and responsibilities with the Company, including, without limitation any and all positions on any committees or boards of the Company or any affiliated company. Executive agrees to sign all reasonable documentation evidencing the foregoing as may be presented to Executive for signature by the Company.”

2.     The 18 month period of non-solicitation set forth in Section 4(c) is hereby revised to provide for a 12 month period of non-solicitation.

3.     Section 8(b) is hereby amended and restated in its entirety to read as follows:

“A termination of Employment of Executive will not be deemed to be for Good Reason unless Executive gives the Notice of Termination provided for herein within 30 days after Executive has actual knowledge of the act or omission of the Company constituting such Good Reason and Executive gives the Company a 30-day cure period to rectify or correct the condition or event that constitutes Good Reason and Executive delivers final Notice of Termination within 30 days of the date that Company’s failure to cure deadline has expired.”

4.     The second sentence of Section 10(a) is hereby amended and restated to read as follows:

“Unless otherwise elected by the Executive to the extent permitted under Code Section 409A, the Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code.”

5.     The first sentence of Section 15(d) is hereby amended and restated to read as follows:

“The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in Philadelphia, Pennsylvania or such other AAA office as the parties may agree upon (without any obligation to so agree).”

6.     Section 16(a) is hereby amended and restated in its entirety to read as follows:

“Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania without regard to the application of choice of law rules.”

7.     In addition, the Employment Agreement is further amended to incorporate amendments previously made effective in the Share Purchase Agreement dated October 27, 2017 between the Company and LPH Investments Limited, which amendments are set forth in the exhibit attached hereto as Exhibit A.

Except as amended herein, the remaining terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment confirms an agreement between Executive and the Company with respect to the subject matter hereof and is a material part of the consideration stated in the Employment Agreement and mutual promises made in connection therewith.

The parties have executed this Amendment as of the day and date first set forth above.

Windtree Therapeutics, Inc.

By:       /s/ Kathryn A. Cole                                                                     /s/ Steven G. Simonson, M.D.

Name:  Kathryn A. Cole                                                                          Name: Steven G. Simonson, M.D.

Title:    SVP, Human Resources                                                              Title:    SVP and Chief Medical Officer

EXHIBIT A

1.

Solely with respect to the Change of Control (as defined in the applicable Executive's Employment Agreement) occurring as a result of the transactions contemplated by the Share Agreement, in lieu of the Annual Bonus (as defined in such Executive's Employment Agreement) that otherwise would be payable pursuant to Section 6(a) of such Employment Agreement, the executive shall be entitled to an award of equity granted on or before the Closing under the Company’s 2011 Long-term Incentive Plan (“2011 Incentive Plan”), as amended, having a value when issued equal to the combined total value of the 2017 and 2018 Target Bonus Amounts (as defined in such executive's Employment Agreement).

2.	Payment Terms:

a.

Form of equity: Paid in Restricted Stock Units (RSUs) (as defined or permitted under the 2011 Incentive Plan) equal to the combined total value of the 2017 and 2018 Annual Bonus provided under each applicable Employment Agreement for such Executive.

b.

Timing: RSUs shall be approved and granted on or before the Closing and will be issued within 10 days after authorization of additional shares available for issuance under the 2011 Long-term Incentive Plan and registration with the Securities and Exchange Commission.

c.	Vesting: 50% on March 15, 2018[1] and 50% on March 15, 2019 (each a “Vesting Date”), subject to continued full-time employment with the Company at the time of each Vesting Date.

The final grant document will include customary provisions related to delivery of shares, tax obligations, and any other pertinent details.

3.

With respect to Section 6, the parties hereto acknowledge and agree that the outstanding options of the Executive on the Closing Date under the 2011 Long-Term Incentive Plan for each Executive, shall remain outstanding and shall continue to vest in accordance with their respective terms.

4.

The Company and each Executive agree and acknowledge that there is and shall be no assumption by the Buyer nor its parent company, Lee’s Pharmaceutical Holdings Limited, a company incorporated in the Cayman Islands with limited liability, of (i) any vested or unvested shares of stock and any vested and unvested options to acquire the Company’s stock held by such Executive, or (ii) any Convertible and Derivative Equity Securities (as defined in the Share Purchase) as a result of the consummation of the transactions contemplated by the Securities Purchaser Agreement dated as of October 27, 2017 by and between the Company and the Buyer (the “SPA”). (Capitalized terms used in this paragraph 4 but not otherwise defined in this Amendment) shall have the meanings ascribed to such terms in the SPA.)

5.

If during the Effective Period (as defined in the Employment Agreement, as amended by this Amendment) following the transaction contemplated by the SPA and for so long as the Buyer is the controlling stockholder of the Company, if the Buyer nominates candidates for election to replace a majority of the Board of Directors during any 12 consecutive month period, no benefits shall accrue or be payable to Executive on account of such a “Change of Control” as defined in the respective Employment Agreement, as amended by this Amendment.

1  In accordance with Amendment No. 1 to Restricted Stock Unit Award Agreement dated as of March 13, 2018 between the Company and Executive the March 15, 2018 Vesting Date has been revised to August 1, 2018.